Exhibit 23.7

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2014 and the incorporation by reference of such report in the Prospectus constituting a part of this Registration Statement on Form S-4 of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: April 16, 2015

Per:

(Signed) “Deborah A. McCombe”

Deborah A. McCombe, P.Geo.

President and CEO

Roscoe Postle Associates Inc.

RPA Inc. 55 University Ave. Suite 501 | Toronto, ON, Canada M5J 2H7 | T +1 (416) 947 0907	www.rpacan.com